ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is made and entered into as of December 15, 2000 by and between Chiron Corporation, a Delaware corporation with offices at 4560 Horton Street, Emeryville, California 94608 ("Chiron") and Cell Genesys, Inc., a Delaware corporation with offices at 342 Lakeside Drive, Foster City, California 94404 ("Purchaser").

RECITALS

    Chiron has a leasehold interest in certain facilities located in San Diego, California.
    Purchaser wishes to acquire from Chiron, and Chiron wishes to transfer to Purchaser, all of Chiron's interest in such facilities, as well as certain other assets relating to such facilities, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

"11055 Roselle Lease" means that certain Standard Industrial Lease - Net, dated December 10, 1993, between Dow Chemical Employees Retirement Trust as lessor and Chiron as lessee for the lease of certain premises located at 11055 Roselle Street, San Diego, California 92121, as amended by the First Amendment to Standard Industrial Lease dated March 20, 1996.

"11075 Roselle Lease" means that certain Standard Industrial Lease - Net, dated June 15, 1992, between Dow Chemical Employees Retirement Trust as lessor and Chiron as lessee for the lease of certain premises located at 11075 Roselle Street, San Diego, California 92121, as amended by the First Amendment to Standard Industrial Lease dated March 20, 1996.

"11180 Roselle Lease" means that certain Standard Industrial/Commercial Multi-Tenant Lease - Modified Net between JBC Sorrento West, LLC, as successor-in-interest to Frontier II Properties Limited Partnership, as lessor, and Chiron, as lessee, for the lease of certain premises located at 11180 Roselle Street, San Diego, California 92121, as amended by the First Amendment to Standard Industrial/Commercial Multi-Tenant Lease - Modified Net dated July 1, 2000, and by the Subordination, Nondisturbance and Attornment Agreement dated as of July 17, 2000.

"Acquired Assets" has the meaning set forth in Section 2.1.

"Affiliate" means, with respect to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary set forth herein, it is understood that Novartis AG is not and shall not be deemed to be an Affiliate of Chiron.

"Assignment and Assumption Agreement" means an Assignment and Assumption Agreement between Chiron and Purchaser in the form attached as Exhibit A.

"Assumed Liabilities" has the meaning set forth in Section 3.1.

"Bill of Sale" means a bill of sale by Chiron in the form attached as Exhibit B.

"Cash Payment" has the meaning set forth in Section 5.1.

"Chiron Patent Rights" means the patents and patent applications listed on Annex F and all foreign equivalents, their priority applications, and all national and regional patent applications filed either from such patent applications or priority applications or from an application claiming priority from either of these, including divisionals, disclosures, continuations, continuations-in-parts, reexaminations, patents issuing thereon and any extensions or restorations, including reissues, in any country, and any patent or other patent right that issues on or is based on the foregoing.

"Critical Systems" means the systems set forth in Annex G.

"Diligence Representations" means the representations and warranties of Chiron set forth in Sections 8.6, 8.7, 8.8, 8.9 and 8.10.

"Effective Date" means January 1, 2000.

"Environmental Law" means any applicable law, regulation, code, license, permit, authorization, order, judgment, decree or injunction promulgated, issued or required by any Governmental Authority (i) for the protection of the environment (including air, water, soil and natural resources) or (ii) regulating the use, storage, handling, exposure to, release or disposal of Hazardous Substances.

"Equipment" has the meaning set forth in Section 2.1(b).

"Facilities Know-How" means all know-how and technical information relating to the design, calibration, validation, operation or maintenance of the Premises or the Equipment, including, without limitation, the know-how embodied in the Standard Operating Procedures and Item Specifications described in parts 2 and 3 of Annex E, and the validation documents described in part 1 of Annex E; provided, that notwithstanding anything to the contrary contained herein, "Facilities Know-How" shall not include any know-how or technical information relating to the manufacture of specific products (including research, pre- clinical, clinical and commercial products) or components of such products.

"Field" means therapeutic or prophylactic products for the treatment of disease or other medical conditions in humans using a gene therapy vector encoding a gene, gene fragment, or nucleic acid sequence encoding a mutein.

"Governmental Authority" means any United States federal, state or local or foreign governmental entity, authority, or instrumentality of competent jurisdiction, including any court or administrative agency, or any supranational authority of competent jurisdiction.

"Hazardous Substance" means any substance to the extent listed, defined, designated or classified as hazardous, toxic, explosive, carcinogenic, mutagenic, radioactive or otherwise a hazard to human health or the environment under any Environmental Law including petroleum and any derivative or by-product thereof.

"Indemnified Representations" means, in the case of Chiron, the representations and warranties of Chiron set forth in Section 8.1, 8.2, 8.3, 8.4 and 8.5 and, in the case of Purchaser, the representations and warranties of Purchaser set forth in Article 9.

"Knowledge of Chiron" means the actual knowledge of any of Chiron's executive officers, Jessica M. Hoover (Chiron's Vice President and Associate General Counsel) or the General Manager of the Premises.

"Leases" means the 11075 Roselle Lease, the 11055 Roselle Lease, and the 11180 Roselle Lease.

"Premises" means the premises leased to Chiron under the Leases.

"Purchase Price" has the meaning set forth in Section 5.2.

"Related Agreements" means the Bill of Sale, the Assignment and Assumption Agreement, and each of the other instruments and documents contemplated hereby and thereby.

"Research Programs" means all of Chiron's research and development programs in the field of gene therapy, including, without limitation, its research and development programs relating to factor VIII deficiency in humans (Factor VIII), prevention or treatment of infection from human immunodeficiency virus (HIV), prevention or treatment of infection from hepatitis B virus (HBV), human gamma interferon (hgIFN), thymidine kinase derived from herpes simplex virus (HSV-tk) and TR-TAT, and includes, without limitation, all patents, patent applications, know-how, Biological Materials, data, regulatory filings (including IND's), and Third Party agreements (including licenses, collaboration agreements and clinical study agreements) arising out of or relating to such programs.

"Third Party" means any person or entity other than Chiron, Purchaser or any of their respective Affiliates.

"Use of the Premises" means the use of the Premises for research and development of gene therapy products as has been used by Chiron.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1. Sale and Purchase of Assets. On the terms and conditions set forth in this Agreement, at the Closing Chiron shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Chiron, all of Chiron's right, title and interest in and to the following assets, as the same shall exist as of the Closing Date (the "Acquired Assets"):

      the Leases and the related security lease deposits for such Leases;
      all furniture, fixtures, equipment, machinery, supplies, vehicles, spare parts, tools, and other tangible property located on the Premises and interior and exterior building improvements to the Premises, including, without limitation, those described on Annex A hereto (the "Equipment");
      the Facilities Know-How;
      any and all governmental permits, licenses, validations, consents, certificates, registrations, approvals, exemptions, and other authorizations relating solely to the Premises, including, without limitation, those listed on Annex B hereto (the "Facilities Permits");
      the raw materials listed on Annex C hereto (the "Raw Materials");
      the service contracts listed on Annex D hereto (the "Service Contracts");
      the records listed on Annex E hereto (the "Acquired Records"); and
      all Third Party guaranties, warranties and rights to repair relating solely to the Premises or the Furniture and Equipment.

Section 2.2. Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not acquire any of Chiron's right, title or interest in any of the following (the "Excluded Assets"):

      any patents and patent applications;
      other than the Facilities Know-How, any know-how, technical information, processes, procedures, compositions, devices, methods, formulae, protocols, data, techniques, inventions, ideas, trade secrets, developments, discoveries, drawings, techniques, and models, including, without limitation, information relating to manufacturing processes or process development;
      any Research Program;
      any licenses or agreements pursuant to which Chiron has any rights to or interest in any Third Party patents, patent applications or know-how;
      any biological materials and chemical compounds, including, without limitation, reagents, vectors (viral and nonviral), plasmids, genes, probes, nucleic acids containing the above, hosts, polypeptides, proteins, antibodies, hybridomas, cells, cell lines, viruses, and fragments of any of the foregoing, as well as preclinical or clinical samples obtained from animals or humans;
      any inventory of raw materials, work-in-process and finished goods, other than the Raw Materials;
      any data arising out of research, preclinical and clinical studies;
      any laboratory notebooks and meeting minutes;
      any trademarks, service marks, trade names or copyrights;
      subject to the allocation of expenses in Section 3.3 below, the prepaid expenses;
      any books of account, general ledgers, invoices, accounts payable, papers and all other books and records, other than the Acquired Records.

Section 2.3. Assignment of Certain Contracts. Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any contract or permit included among the Acquired Assets if such an assignment, without the consent of a Third Party thereto, would constitute a breach or other default thereunder. Chiron and Purchaser shall use commercially reasonable efforts (but without any payment of money or any other consideration by Chiron as consideration for such consent) to obtain any such Third Party consent. If any such Third Party consent is not obtained for any such contract, Chiron and Purchaser shall cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations under such contract in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing (to the extent permissible under such contract).

ARTICLE III

ASSUMPTION OF LIABILITIES

Section 3.1. Assumed Liabilities. On to the terms and conditions set forth in this Agreement, at the Closing Chiron shall assign and transfer to Purchaser, and Purchaser shall unconditionally assume and undertake to pay, perform and discharge, any and all liabilities (other than the Excluded Liabilities) relating to the Acquired Assets that are incurred after the Closing, including, without limitation, obligations under the Leases and the Service Contracts (the "Assumed Liabilities").

Section 3.2. Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Purchaser shall not assume any liabilities relating to the Acquired Assets that are incurred any time prior to the Closing (the "Excluded Liabilities").

Section 3.3. Allocation of Expenses. Without in any way limiting the generality of the foregoing, and notwithstanding anything to the contrary contained herein, the following expenses shall be apportioned between Purchaser and Chiron as of the Effective Date: (i) rent and other charges under the Leases, including without limitation, real property taxes, insurance, maintenance, janitorial, common area expenses, and the like, (ii) utilities, (iii) amounts payable under the Service Contracts, (iii) personal property taxes, and (iv) similar recurring charges. Prior to the Closing, Chiron and Purchaser shall jointly prepare a preliminary closing statement allocating such expenses. If any of the allocations cannot be calculated accurately prior to Closing, then they shall be calculated as soon after the Closing as feasible. Either party owing the other a sum of money based on such subsequent calculation(s) shall pay said sum to the other within ten (10) days after delivery of a bill therefor.

ARTICLE IV

EMPLOYEES AND EMPLOYEE BENEFITS

Section 4.1 Employment. On the Closing Date, Chiron shall terminate the employment of each employee listed on Schedule 4.1 who is employed by Chiron on the Closing Date (the "Facilities Employees") and Purchaser shall offer employment to each Facilities Employee in the same or a comparable position and at an initial rate of base salary or wages at least equal to such employee's rate of base salary or wages at Chiron as set forth in Schedule 4.1. . Nothing herein shall be construed as limiting the ability of Purchaser to terminate the employment of any such employee following the Closing, subject to the provisions of Section 4.2.

Section 4.2 Severance Benefits. For a period of twelve months following the Closing Date, Purchaser shall provide to the Facilities Employees who are terminated due to a work force reduction or job elimination during such twelve month period, severance benefits no less favorable to such employees than the severance benefits Purchaser provides to its own employees with similar levels of responsibility (giving full credit for such employee's period of service with Chiron) and, in addition, shall pay such employee a lump sum amount as severance wages equal to the greater of (i) the lump sumthe amount of such employee's salary continuation severance benefit for wages underas more particularly described in the introductory paragraph before Section 1 and Section 1, under the section titled "HOW THE PLAN WORKS" of the Chiron's severance plan, dated as of October 15, 1998, as set forth in Schedule 4.2, and (ii) the cash severance benefit for wages provided under Purchaser's plan. No other provisions of Chiron's severance plan will apply.

Section 4.3 Other Employee Benefits. For a period of twelve months following the Closing Date, Purchaser shall provide the Facilities Employees with employee benefit plans, programs, policies and arrangements which are (a) no less favorable in the aggregate than the benefit plans, programs, policies and arrangements provided by Chiron prior to the Closing and (b) in the aggregate substantially comparable to the benefit plans, programs, policies or arrangements provided by Purchaser to its other employees with similar levels of responsibility. Each such employee benefit plan, program, policy or arrangement shall give full credit for each participant's period of service with Chiron and its predecessors prior to the Closing Date, to the extent such service was credited under Chiron's benefit plans, for purposes of determining eligibility, vesting (except in the case of vesting for options to be granted by Purchaser, which will commence on the date of the grant of such option) and the amount of benefits (including subsidies relating to such benefits), unless such credit would result in a duplication of benefits. Each such employee welfare benefit plan shall (i) give full credit for deductibles and out-of-pocket expenses under Chiron's benefit plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs, and (ii) shall waive any pre-existing condition limitation for any employee covered under a Chiron benefit plan (which is a group health plan) immediately prior to the Closing Date.

Section 4.4 401(k) Plan. Chiron and Purchaser shall arrange for a trust-to-trust transfer of the account balances of the Facilities Employees from the 401(k) trust fund maintained pursuant to Chiron's 401(k) plan to the 401(k) trust fund maintained pursuant to Purchaser'to Purchaser's 401(k) plan.

Section 4.5 Pre-Closing Liabilities. Chiron shall retain, and Purchaser shall not assume, any and all liabilities and obligations arising out of the employment of the Facilities Employees by Chiron prior to the Closing Date, including, without limitation, (a) salaries and wages, (b) bonuses, and (c) accrued but unused personal time off (PTO). Notwithstanding anything to the contrary contained herein, Purchaser shall reimburse Chiron for 100% of the salaries and wages (but not any other employee compensation or benefits) of the Facilities Employees incurred on or after the Effective Date up to and including the Closing Date.

Section 4.6 Meetings with Employees. From the date hereof until the Closing Date, Chiron shall permit Purchaser and its authorized representatives, at reasonable times and with reasonable prior notice, to meet with the employees listed in Schedule 4.1 for the purpose of integration planning. Purchaser acknowledges and agrees that there can be no assurance that such employees will not accept employment with a Third Party prior to the Closing Date.

Section 4.7 Non-Solicitation. For a period of eighteen months following the Closing Date, Chiron shall not hire any Facilities Employee then employed by the Purchaser.

ARTICLE V

PURCHASE PRICE

Section 5.1. Purchase Price. In consideration of the sale, assignment, conveyance, transfer and delivery of the Acquired Assets, on the Closing Date Purchaser shall pay to Chiron by wire transfer of immediately available funds to such bank account as Chiron shall specify in writing the sum of $4,825,000 (Four Million Eight Hundred Twenty Five Thousand Dollars) (the "Purchase Price") plus the aggregate amount of the security lease deposits.

Section 5.2. Allocation of Purchase Price. The parties agree to allocate the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation to be proposed by Purchaser promptly after Closing, and which Chiron shall approve, such approval not to be unreasonably withheld. Except to the extent otherwise required by applicable law, Chiron and Purchaser shall make all tax returns, reports, forms, declarations, claims and other statements in a manner consistent with such agreed allocation and shall not make any inconsistent statement or adjustment on any returns or during the course of any Internal Revenue Service or other tax audit.

ARTICLE VI

COVENANTS

Section 6.1 Environmental and Validation Due Diligence. Until January 5, 2001, Chiron shall afford Purchaser and its authorized representatives, at reasonable times and with reasonable prior notice, access to the Premises, books, records, and personnel of Chiron as is reasonably necessary to permit Purchaser to confirm the accuracy of Chiron's representations and warranties set forth in Section 8.7 and 8.10.

Section 6.2 Possession of Premises. Subject to Section 7.2(d), possession of the Premises shall be delivered to Purchaser at the Closing in the condition existing on the Closing Date. Subject to Section 7.2(d), in the event of any loss of or damage to the Premises or the Equipment between the date hereof and Closing, no adjustment shall be made to the Purchase Price; provided, that at the Closing, Chiron shall assign to Purchaser all of its right title and interest in the proceeds of any casualty insurance policy for such loss or damage.

Section 6.3 Transfer Taxes. Any transfer or similar tax payable as a consequence of this transaction shall be shared equally by Chiron and Purchaser.

Section 6.4 Other Covenant. The parties hereby agree to use their commercially reasonable efforts to promptly fulfill their respective conditions to Closing set forth in Section 7.2 or 7.3, as applicable.

ARTICLE VII

CLOSING

Section 7.1. Closing. The closing (the "Closing") of the transactions contemplated hereby shall occur as of 12:01 a.m. on January 8, 2001 (if all the conditions set forth in this Article VII are satisfied or waived), or if not on such date, at the offices of Morrison & Foerster LLP in San Francisco as soon as possible following the satisfaction or waiver of the conditions set forth in this Article VII. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

Section 7.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to purchase and pay for the Acquired Assets and consummate the other transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 7.2, any one or more of which may be waived, in whole or in part, by Purchaser:

      Governmental Restraints. There shall not be in effect any (i) statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order by any Governmental Authority preventing or delaying the purchase and sale of the Acquired Assets or the consummation of the transactions contemplated hereby, or (ii) any pending or threatened suit, action or proceeding by any Governmental Authority challenging or seeking to restrain, delay or prohibit the purchase and sale of the Acquired Assets or any of the transactions contemplated by this Agreement.
      Accuracy of Representations. The representations and warranties of Chiron made in Article VIII shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing, and Purchaser shall have received a certificate, dated the Closing Date, of the Chief Financial Officer of Chiron to that effect.
      Performance of Covenants. Chiron shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with at or prior to the Closing, and Purchaser shall have received a certificate, dated the Closing Date, of the Chief Financial Officer of Chiron that effect.
      Condition of Premises and Equipment. There shall not have been any loss of or damage to the Premises or Equipment between the date of this Agreement and Closing which would have a material adverse effect on the Use of the Premises.
      Closing Deliveries of Chiron. At the Closing, Chiron shall deliver to Purchaser:
            The Bill of Sale, duly executed by Chiron;
            The Assignment and Assumption Agreement, duly executed by Chiron; and
            Possession of the Premises.

Section 7.3 Conditions to the Obligations of Chiron. The obligations of Chiron to sell and assign the Acquired Assets to Purchaser and consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 7.3, any one or more of which may be waived, in whole or in part, by Chiron:

      Governmental Restraints. There shall not be in effect any (i) statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order by any Governmental Authority preventing or delaying the purchase and sale of the Acquired Assets or the consummation of the transactions contemplated by this Agreement, or (ii) pending or threatened suit, action or proceeding by any Governmental Authority challenging or seeking to restrain, delay or prohibit the purchase and sale of the Acquired Assets or any of the other transactions contemplated by this Agreement.
      Accuracy of Representations. The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing, and Chiron shall have received a certificate, dated the Closing Date, of the Chief Financial Officer of Purchaser to that effect.
      Performance of Covenants. Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with at or prior to the Closing, and Chiron shall have received a certificate, dated the Closing Date, of the Chief Financial Officer of Purchaser to that effect.
      Closing Deliveries of Chiron. At the Closing, Purchaser shall deliver to Chiron:
            A wire transfer of immediately available funds in the amount of the Purchase Price; and
            The Assignment and Assumption Agreement, duly executed by Purchaser.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF CHIRON

Chiron hereby represents and warrants to Purchaser as follows:

Section 8.1. Organization and Good Standing. Chiron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 8.2. Authority. Chiron has all requisite corporate power and authority to own or lease the Acquired Assets and to enter into and to perform its obligations under this Agreement and each of the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements by Chiron and the consummation by Chiron of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Chiron. This Agreement and the Related Agreements have been duly executed and delivered by Chiron and constitute the valid and binding obligations of Chiron, enforceable against Chiron in accordance with their terms, except as such enforceability may be limited at any time by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 8.3. Governmental Approvals. Except as set forth in Schedule 8.3, no approval, order or authorization of, or filing or registration with, allowance by, or consent of or notification to any Governmental Authority, is required to be obtained or made by Chiron in connection with the execution and delivery by Chiron of this Agreement, the performance of the obligations of Chiron hereunder or the consummation by Chiron of the transactions contemplated hereby.

Section 8.4. Brokers, Finders and Agents. Chiron is not directly or indirectly obligated to anyone acting as a broker, finder, investment banker or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

Section 8.5. Title. At Closing, Chiron will deliver to Purchaser good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all liens of any kind or nature whatsoever, except for current governmental charges or levies which are not yet due and payable.

Section 8.6 No Breach. Each Lease is in full force and effect and there is no material breach by Chiron thereunder. To the Knowledge of Chiron, none of the landlords is in material breach of the respective Leases.

Section 8.7 Environmental Matters. Except as would not be material to the continued Use of the Premises, (i) Chiron has conducted all of its activities on the Premises in compliance with all Environmental Laws; (ii) Chiron has not received any written notices from any Governmental Authority alleging the violation of or liability under any applicable Environmental Laws arising out of Chiron's activities on the Premises other than for matters that have been fully resolved; (iii) Chiron has not released, spilled or disposed of any Hazardous Substance on the Premises, except in compliance with applicable Environmental Laws and in a manner which did not result in contamination of the Premises or the soil, groundwater, air or building materials thereof; (iv) Chiron has not received any written claim or notice regarding potential responsibility for Hazardous Substance off-site disposal pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Law arising out of Chiron's activities on the Premises; and (v) the Premises (including the soil, groundwater, surface water, air and building materials thereof) are not contaminated with any Hazardous Substance. As used herein, "contamination" means a level of Hazardous Substance which requires a report to any governmental authority or any investigation or remediation under Environmental Laws.

Section 8.8 Condemnation Proceedings. To the Knowledge of Chiron, there is no material condemnation proceeding pending or threatened with respect to the Premises.

Section 8.9 Zoning and Land Use Laws. . The Use of the Premises is permitted under applicable zoning and land use laws in all material respects. To the Knowledge of Chiron, there is no zoning or land use regulation proceeding pending or threatened with respect to the Premises which, if determined adversely to Chiron, would have a material adverse effect on the Use of the Premises.

Section 8.10 Validation. Chiron has validated the Premises and the Equipment for manufacture of the clinical supplies of gene therapy products Chiron has been producing in the Premises in accordance with Good Manufacturing Practices as set forth in the United States Code of Federal Regulations, except for validations the lack of which would not have a material adverse effect on the Use of the Premises.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 9.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 9.2. Authority. Purchaser has all requisite corporate power and authority to own or lease the Acquired Assets and to enter into and to perform its obligations under this Agreement and each of the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Related Agreements have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited at any time by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 9.3. Governmental Approvals. Except as set forth in Schedule 9.3, no approval, order or authorization of, or filing or registration with, allowance by, or consent of or notification to any Governmental Authority, is required to be obtained or made by Purchaser in connection with the execution and delivery by Purchaser of this Agreement, the performance of the obligations of Purchaser hereunder or the consummation by Purchaser of the transactions contemplated hereby.

Section 9.4. Brokers, Finders and Agents. Purchaser is not directly or indirectly obligated to anyone acting as a broker, finder, investment banker or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

ARTICLE X

INDEMNIFICATION

Section 10.1. Survival. The Diligence Representations shall expire at the Closing and thereafter shall have no further force and effect. The Indemnified Representations shall expire on the date one year following the Closing Date and thereafter shall have no further force and effect.

Section 10.2. Indemnification by Chiron. Subject to the expiration of the applicable period set forth in Section 10.1, Chiron shall indemnify, defend and hold harmless Purchaser, its Affiliates and each of their directors, officers, employees and agents from and against any and all losses, liabilities, damages or expenses, including, without limitation, reasonable fees and disbursements of legal counsel (collectively, "Losses") arising out of or relating to (a) the Excluded Liabilities, (b) any material inaccuracy of Chiron's Indemnified Representations, or (c) any material breach by Chiron of any of its covenants or obligations contained in this Agreement or any of the Related Agreements. Chiron's liability under this Section shall not exceed the Purchase Price.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CHIRON DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ASSETS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. THE ACQUIRED ASSETS SHALL BE PURCHASED AND SOLD "AS IS, WHERE IS" AND WITHOUT RECOURSE TO CHIRON OF ANY KIND.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, CHIRON SHALL NOT INDEMNIFY PURCHASER AGAINST ANY LOSSES ARISING OUT OF OR RELATING TO ENVIRONMENTAL LAWS OR THE CONDITION OF THE PREMISES (INCLUDING THE SOIL, GROUNDWATER, SURFACE WATER, AIR OR BUILDING MATERIALS THEREOF) OR THE CONDITION OF THE ACQUIRED ASSETS AT OR PRIOR TO CLOSING.

For the avoidance of doubt: the Diligence Representations shall not survive the Closing, and are provided solely to enable Purchaser to conduct the additional due diligence investigation described in Section 6.2. Purchaser's sole remedy for any inaccuracy of such representations and warranties shall be to terminate this Agreement pursuant to Section 12.1.

Section 10.3. Indemnification by Purchaser. Subject to the expiration of the applicable period set forth in Section 10.1, Purchaser shall indemnify, defend and hold harmless Chiron, its Affiliates and each of their directors, officers, employees and agents from and against any and all Losses arising out of or relating to (a) the Assumed Liabilities, (b) any material inaccuracy of Purchaser's Indemnified Representations, or (c) any material breach by Purchaser of any of its covenants or obligations contained in this Agreement or any of the Related Agreements.

Section 10.4. Method of Asserting Claims. All claims for indemnification by any party entitled to indemnification hereunder (an "Indemnified Party") shall be asserted and resolved as set forth in this Section 10.4. Any Indemnified Party seeking indemnity shall notify the party from whom indemnification is sought (the "Indemnifying Party") promptly, but in no event later than the 20th day after receipt by the Indemnified Party of a Third Party claim or demand of such claim or demand and the amount or the estimated amount thereof to the extent then feasible; provided, however, that any failure to provide such notice shall not constitute a waiver of the Indemnifying Party's indemnity obligations hereunder except to the extent the Indemnifying Party is actually materially prejudiced thereby. The Indemnifying Party shall have 30 days after receipt of a demand for indemnification (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. . In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party at the Indemnifying Party's sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party's right to assume the defense is exercised, the Indemnifying Party shall be deemed to have waived all rights to contest its liability to the Indemnified Party in respect of such Third Party claim. The Indemnifying Party shall not settle or compromise or consent to the entry of any judgment with respect to any Third Party claim that it elects to defend without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the right to assume and control the defense is exercised, the Indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the Indemnifying Party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred in such participation by the Indemnified Party after the assumption of the defense by the Indemnifying Party in accordance with the terms hereof; provided, however, that the Indemnified Party shall be entitled to employ one firm or separate counsel to represent the Indemnified Party if, in the written opinion of counsel to the Indemnified Party, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of such claim or, in any event, for claims seeking equitable relief from the Indemnified Party and in each such event, the fees, costs and expenses of such firm or separate counsel shall be paid in full by the Indemnifying Party. If the Indemnifying Party has not elected to assume the defense of a Third Party claim within the Notice Period, the Indemnified Party may defend and settle the claim for the account and cost of the Indemnifying Party; provided, that the Indemnified Party will not settle the Third Party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party upon demand will pay, or reimburse the Indemnified Party for payment of, all costs and expenses (including reasonable fees and expenses of counsel) incurred in the defense thereof. The Indemnified Party shall cooperate with the Indemnifying Party and, subject to obtaining proper assurances of confidentiality and privilege, shall make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party.

ARTICLE XI

CERTAIN INTELLECTUAL PROPERTY MATTERS

11.1 Facilities Know-How. Purchaser hereby grants to Chiron a paid-up non-exclusive irrevocable worldwide license, with the right to grant sublicenses, under the Facilities Know-How to make, have made, use and sell any and all products at any location other than the Premises.

11.2 Exclusive Negotiations. . Chiron and Purchaser shall negotiate in good faith for a period of six months from the date of this Agreement (the "Exclusive Negotiation Period") regarding a possible grant by Chiron to Purchaser of a license under one or more of the Chiron Patent Rights in the Field. During the Exclusive Negotiation Period, neither Chiron nor any of its directors, officers, employees or agents shall discuss or negotiate with, or enter into any agreement with, any Third Party relating to the transfer to such Third Party of any rights in the Chiron Patent Rights in the Field, including, without limitation, any assignment of Chiron Patents Rights in the Field or license under the Chiron Patent Rights in the Field. In the event the parties have not reached an agreement by the end of the Exclusive Negotiation Period despite their good faith efforts to reach agreement, Chiron shall have the right to grant licenses to Third Parties under the Chiron Patent Rights in the Field without further restriction hereunder. Notwithstanding anything to the contrary contained herein, Chiron shall have the right at any time to discuss, negotiate with, and enter into an agreement with, any Third Party relating to the transfer to such Third Party of any of Chiron's Research Programs, which transfer may include a license under Chiron Patent Rights in one or more of the Fields, or to enter into a license agreement for a research program relating to zinc finger proteins.

ARTICLE XII

TERMINATION

Section 12.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

(a) Expiration. by Chiron or by Purchaser if the Closing shall not have occurred on or before February 21, 2001 unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement;

(b) Contravention of Law. by Chiron or by Purchaser if consummation of the transactions contemplated hereby or by any of the Related Agreements would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction; or

(c) Breach by Chiron. by Purchaser, if there has been a breach by Chiron of any of its representation, warranty, covenant or agreement that would give rise to the failure of the conditions to the obligations of Purchaser set forth in Section 7.2(b) or Section 7.2(c), which breach has not been cured within 30 days after written notice from Purchaser to Chiron of such breach.

(d) Breach by Purchaser. by Chiron, if there has been a breach by Purchaser of any representation, warranty, covenant or agreement that would give rise to the failure of the conditions to the obligations of Chiron set forth in Section 7.3(b) or Section 7.3(c), which breach cannot be or has not been cured within 30 days after written notice from Chiron to Purchaser of such breach.

Section 12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, such termination shall be without liability of any party (or any stockholder, director, officer, employee or agent of any party) to any other party to this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1. Further Assurances. From time to time following the Closing, Chiron and Purchaser shall execute and deliver such other instruments of conveyance and transfer and take such other actions as the other party may reasonably request in order to effect the transactions contemplated hereby.

Section 13.2. Assignment. Neither party shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party, such consent not to be unreasonably withheld or delayed. Subject to the foregoing, this Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns.

Section 13.3. No Third Party Beneficiaries. This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto, and no person, firm, corporation or other entity other than the parties hereto or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement.

Section 13.4. Amendment. This Agreement cannot be amended or modified except by a written agreement executed by the parties hereto.

Section 13.5. Waiver. Any waiver by either party of its rights hereunder shall be valid only if set forth in an instrument in writing signed by such party thereby.

Section 13.6. Fees and Expenses. Each of the parties hereto shall pay, without right of reimbursement from the other, the costs incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 13.7. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by facsimile, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to Purchaser:

Cell Genesys Inc. 342 Lakeside Drive Foster City, California 94404 Attention: Robert H. Tidwell Facsimile: (650) 349-5213
With a copy to:

Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94304-1050 Attention: Debra Summers, Esq. Facsimile: 650-493-6811
(b) If to Chiron:

Chiron Corporation 4560 Horton Street Emeryville, California 94608-2916 Attention: Chief Executive Officer Facsimile: (510) 654-5360
With a copy to:

Chiron Corporation 4560 Horton Street Emeryville, California 94608-2916 Attention: General Counsel Facsimile: (510) 654-5360

Section 13.8. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered Sections and Articles are to Sections and Articles of this Agreement and all references herein to Exhibits, Annexes and Schedules are to Exhibits, Annexes and Schedules to this Agreement.

Section 13.9. Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement supersedes all prior agreements or understandings of the parties relating thereto.

Section 13.10. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith a suitable and equitable substitute provision to effect the original intent of the parties.

Section 13.11. . Public Announcement. . For the period prior to the Closing, this Agreement and the Related Agreements shall be distributed solely (a) to those employees and consultants of the parties who have a need to know its contents and (b) as may be required by law, order or regulation of a Governmental Authority. In the event disclosure is required by any such law, regulation or order, the disclosing party shall request that any disclosure be kept confidential and shall attempt to minimize the disclosure of financialof financial terms or other confidential or proprietary information. Subject to the foregoing, any party may publicly announce the existence of this Agreement, the nonspecific financial terms, and the impact of this Agreement upon the financial position of such party. The parties shall consult with one another prior to any press release relating to this Agreement.

Section 13.12. Exhibits and Schedules. All Exhibits, Annexes and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 13.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 13.14. Submission to Jurisdiction. The parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within San Francisco, California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 13.15. Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first herein above written.

CHIRON CORPORATION	CELL GENESYS INC.

By: ________________________________	By: ________________________________
James R. Sulat	Stephen Sherwin, M.D.
Chief Financial Officer	Chief Executive Officer